Exhibit 10.1

SEVERANCE AND CONSULTING SERVICES AGREEMENT

This SEVERANCE AND CONSULTING SERVICES AGREEMENT (“Agreement”) is made as of this 12th day of September, 2008 (“Resignation Date”) by and between Stanley N. Lapidus of Bedford, New Hampshire (“you” or the “Consultant”), and Helicos BioSciences Corporation (the “Company”), which has its headquarters at One Kendall Square, Building 700, Cambridge, Massachusetts, 02139.

Therefore, in consideration of the mutual covenants hereinafter recited, and additional consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Termination of Employment: This confirms that you are hereby resigning from employment with the Company effective as of the Resignation Date.  On or before the Company’s first payroll date following the Resignation Date, the Company shall pay you all salary through the Resignation Date plus all pay for all accrued but unused vacation.

2.             Severance Pay: The Company shall pay you severance pay in the aggregate amount of $183,750 as follows:

(a)   regular payments made in equal installments over the 18-month period beginning with the first payroll date in October 2008 (the “Severance Period”), at the gross monthly rate of $10,208.33.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), each installment payment is considered a separate payment.

(b)   Notwithstanding the foregoing, the amounts payable under Section 2(a) that are subject to Section 409A (i.e., amounts payable after March 15, 2009) shall not commence until at least six months and a day after the date of your “separation from service” (within the meaning of Section 409A).  We hereby agree that the Resignation Date is the date of your separation from service.

3.             Benefits:  During the Severance Period you shall be eligible to participate in the Company’s group medical and dental plans at your current coverage levels, subject to premium contributions by you to the same extent as premium contributions are required for active employees with the same coverage levels. The date of the expiration of the Severance Period shall be the date of the “qualifying event” under the Company’s group medical and dental plans for the purpose of continuation of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Company will present you with information on COBRA under separate cover.  If you timely elect continuation of coverage under COBRA, you shall be entitled to coverage under the Company’s group medical and dental plans in which you are currently participating (“Group Health Plans”) at the coverage levels that currently apply to you, subject to payment solely by you of any premiums at the then current rate required for active employees with the same coverage levels, effective until the COBRA continuation period ends.

4.             Equity Awards:  As of the Resignation Date, the option granted to you (the “Option”) to purchase 355,555 shares of common stock of the Company pursuant to the Incentive Stock Option Agreement dated March 28, 2006 (the “Option Agreement”) shall vest in its entirety and become fully exercisable.  You agree that, except following a Change in Control (as defined below), you will not exercise the Option with respect to any shares which otherwise would have become exercisable after March 31, 2009.  In addition, the Option shall be exercisable through the 90th day following the expiration of the Severance Period.  In connection with the modification of the Option, you acknowledge that the Option will no longer qualify as an incentive stock option.  Except as provided for herein, the Option Agreement shall continue in full force and effect.

For the purposes of this Section 4, a “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(a)   any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company);

(b)   persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (i) a vote of at least a majority of the Incumbent Directors or (ii) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(c)   the consummation of (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(d)   the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

5.             Consulting Services:  As part of the consideration for the payments and benefits following the Resignation Date pursuant to Sections 2, 3 and 4, you will be available to provide business advice upon the request of the Board or the Chief Executive Officer and President of the Corporation (the “CEO”) and perform any additional services agreed to in writing by the parties hereto (the “Services”).  You will not be expected to commit more than 20 hours per month in connection with the delivery of the Services.  Any work product, arising from the Services, including work-in-process, will be referred to as the “Deliverables.”  The CEO will be the principal point of contact.  In order to facilitate your performance of the Services, the Company will provide you with the use of a Company e-mail address for use solely in connection with the Services and Deliverables (the “Email Address”) and laptop computer for the Severance Term.  You acknowledge that you shall not be provided with any secretarial or administrative support or a Blackberry or similar device.

6.             Documents, Records, etc.:  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to information of a competitively sensitive or proprietary nature, which are furnished to you by the Company or are produced by you in connection with any services you perform under Section 5 hereof will be and remain the sole property of the Company and are only to be used by you in connection with the Services you are providing for the Company.  You shall return to the Company all such materials and property as and when requested by the Company.  In any event, you will return all such materials and property immediately upon the expiration of the Severance Period, including but in no way limited to such materials that may be on your or another personal computer or device that is under your control and is not otherwise related to the Company.  Upon expiration of the Severance Period, and after you have provided to the Company copies of all of the Company’s documents and property, including, without limitation, all Deliverables, you will promptly delete duplicates of any of the Company’s materials and property from any such computer or device to the extent that such materials or property relate to such Services or the Deliverables.  You will not, without the express written consent of the Company, retain, remove or transmit (by electronic mail or otherwise) any such material or property or any copies thereof after the completion of Services or has been determined to take place.  You further understand that the Company’s information systems, including electronic mail, voicemail, and the Company’s computer systems, are the Company’s property.  You understand and acknowledge that the Company may obtain access to all information maintained on the Company’s property and that you have no personal privacy interest in any such information.  The Company may waive all or part of its rights arising from this Section 6 without affecting the enforceability of the remainder of the provision or any other parts of the Agreement.

7.             Director Compensation: You hereby waive any compensation under the Company’s Non-Employee Director Compensation Policy which may be payable to you for services as a director of the Company and/or Chairman of the Board during any time prior to the expiration of the Severance Period.

8.             Taxes:  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  You acknowledge that neither the Company nor its counsel has advised you about the taxability of any monies paid under this Agreement, and that any tax advice you choose to seek concerning such monies will be your responsibility, and obtained from a source independent of the Company and at your own expense.

The parties intend that this letter will be administered in accordance with Section 409A of the Code.  The parties agree that this letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

9.             Noncompetition, and Nondisclosure and Developments Agreement:  You agree that (a) the Non-Competition and Non-Solicitation Agreement between you and the Company, dated October 21, 2003 (the “Non-Competition Agreement”) provides restrictions so long as you have a Business Relationship (as defined therein), which includes service as a director, and (b) the Employee Non-Disclosure and Developments Agreement between you and the Company, dated October 28, 2003 (the “Non-Disclosure Agreement”) provides restrictions regarding your conduct following the termination of your employment.  You agree that the agreements referenced in the preceding sentence are valid and enforceable, and that you shall comply in all respects with the terms of such agreements.

10.           Public Speaking:  You acknowledge that, without prior written consent of the CEO, which consent may be withheld for any reason or no reason at all, you will not (a) make any public communications, including, but not limited to, interviews, speaking engagements or written statements, or agree to make any such communication, under the title of Chairman of the Company or under the Company’s name or (b) send any communications from the Email Address which do not pertain to the Services or Deliverables.

11.           Release: In exchange for the Company’s promises set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company.  This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any stock option agreement(s); any tort; any claim for equity or other benefits; or any other statutory and/or common law claim. You not only release and discharge the Company Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Company Releasees are made involving any matters.

Notwithstanding the foregoing, nothing herein shall be deemed to release or waive any claims arising from this Agreement, under the Option Agreement or the Company’s 401(k) plan or any claims or rights arising under any directors’ and officers’ liability insurance coverage (the “D&O Coverage”) maintained by the Company or the Indemnification Agreement between you and the Company (the “Indemnification Agreement”).  For the avoidance of doubt, the Company acknowledges and agrees that you are not releasing the Company Releasees from any claims under the D&O Coverage or the Indemnification Agreement.

12.           Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)   in consideration for the Company’s promises set forth herein, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b)   you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)   you are advised that you may take at least 21 days within which to consider the terms of this Agreement, subject to Section 13(a) below, and you are advised to consult with an attorney of your choice prior to executing this Agreement, and you acknowledge that you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(d)   you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(e)   in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

13.           Period for Review and Consideration of Agreement:

(a)   You acknowledge that you were informed and understood that you had 21 days from August 22, 2008 (i.e., to and including September 12, 2008) to review and consider a preceding version of this Agreement before signing it.  You further acknowledge and agree that the revisions to such preceding version that are reflected in this Agreement do not extend that 21 day period.  If you sign this Agreement before September 12, 2008, you acknowledge that such decision was entirely voluntary.

(b)   The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

14.           Accord and Satisfaction:  The payments set forth herein shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, motor vehicle expenses, moving expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

15.           No Liability or Wrongdoing:  Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as, and/or deemed to be evidence of, an admission of liability or wrongdoing by any and/or all of the Company Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Company Releasees.

16.           Assignment:  The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for your services, you may not assign or delegate your obligations under this Agreement either in whole or in part without the Company’s prior written consent.

17.           Governing Law; Severability:  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding that body of law applicable to choice of law.  If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

18.           Complete Understanding; Modification:  You acknowledge that, in connection with your resignation as Chief Executive Officer, the Change of Control Agreement between you and the Company, dated May 7, 2007, terminated in accordance with Section 6 thereof.  You further acknowledge that, except with respect to the Option Agreement, the Non-Competition Agreement and the Non-Disclosure Agreement, this Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and may not be changed unless mutually agreed upon in writing by both parties.

19.           Notices:  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing provided that notice of change of address shall be deemed effective only upon receipt.

20.           Effective Date:  After signing this letter, you may revoke this Agreement for a period of seven days following said execution, by providing written notification of such revocation to Robert F. Higgins, which shall be received no later than seven days following said execution.  The Agreement shall not become effective or enforceable and no payments will be made pursuant to this Agreement until this revocation period has expired (“Effective Date”).

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

Helicos BioSciences Corporation	Stanley N. Lapidus

By:	By:
Title: